EXHIBIT 99 (1)
                                  RISK FACTORS

CURRENT PROFITABLE PERIODS MAY NOT INDICATE PERMANENT TREND. HERC had substantial losses from continuing operations for each fiscal year from 1994, the year it went public, until 1998. HERC reported a profit for each of the quarters ended September 30, 1998 and December 31, 1998. Although HERC believes that the revenues will continue to grow and it will operate profitably on a current basis, it is possible that HERC will not be profitable in the future. The current trend of profit should not be taken as an assurance of future profitable periods.

HERC MAY NEED FINANCING IN THE FUTURE AND DOES NOT HAVE ANY COMMITTED SOURCES OF FINANCING. If HERC is not profitable in the future for an extended period of time, it will require additional financing to cover operating expenses. Also, any major capital expenditures will require capital from independent financing sources. HERC does not have any accumulated retained earnings to fund cash flow deficits and significant capital requirements. HERC does not have any specifically identified sources for future financing requirements.

THE CURRENT DEPENDENCE ON ONE SIGNIFICANT CUSTOMER HAS THE POTENTIAL FOR ADVERSE FINANCIAL RESULTS. During the most recent fiscal year, the United States Navy accounted for approximately 66 % of the HERC revenues. The loss of a substantial portion or all of the business from this customer will result in a material adverse effect on the revenues and profits of HERC. If the United States Navy cuts back or stops using HERC, the sales staff may not be able to replace this customer in a timely enough fashion for HERC to continue operations.

POTENTIAL COMPETITION EXISTS FOR CUSTOMERS IN THE MARINE BUSINESS. HERC believes that there are no substantial capital requirements for or other barriers to entry into the chemical cleaning of pipe systems for the marine industry. Therefore, there is potential competition from entities that elect to enter into this growing industry. As with any competition, there may be an adverse effect on market share and current margins of HERC.

THE LACK OF  PATENTS  MAY LIMIT  THE  ABILITY  OF HERC TO  PROTECT  ITS  CURRENT
COMPETITIVE POSITION IN THE MARINE BUSINESS. HERC competes on the basis of its knowledge and experience of marine and other closed loop systems. The chemical products used in the marine business are based on proprietary chemistry, but this chemistry is not patented or, HERC believes, patentable. Therefore, others may develop the same chemistry through reverse technology methodology or by experimentation. If that happens, another entity could offer the same benefits as HERC and increase the competition in the marine pipe systems cleaning. Also, the lack of patents limits the ability of HERC to market an absolutely unique product or service. HERC relies on trade secret and confidentiality protection with respect to the chemicals and methodologies it uses in its marine business. It is possible that these means will not be adequate to protect HERC from competitors.

EFFECT OF PRODUCT LIABILITY CLAIMS IN EXCESS OF THE INSURANCE LIMITS COULD AFFECT THE FINANCIAL CONDITION OF HERC. HERC is engaged in a business that might expose it to claims for personal or property injury. Suits may result from personnel who are injured on site or from damage to a pipe system being cleaned. HERC has not been sued to date. HERC maintains liability insurance in the aggregate amount of $2,000,000 and $1,000,000 per occurrence. HERC also has an umbrella liability policy in the amount of $3,000,000. If there is a successful claim against HERC that is in excess of the insurance limits or that is not covered, HERC would have a material adverse effect on its financial condition.

HERC DEPENDS ON THIRD PARTY SUPPLIERS WHICH, IF LOST, MIGHT DISRUPT OPERATIONS OR EFFECT MARGINS. Some of the chemical products that are used in pipe system cleaning must be packed to NFS standards. There are only a few suppliers which meet these requirements. If the current supplier is unable to or will not supply HERC, or becomes too expensive, HERC may have difficulty in finding an alternative supplier. If HERC is not prepared for a change in suppliers, it will disrupt its business because it does not maintain any significant inventories of the items it obtains from this supplier. Also, any change in suppliers may result in higher prices which might lower margins and profits.
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EFFECT  OF  OUTSTANDING  RESTRICTED  COMMON  STOCK ON  FUTURE  SALES BY HERC AND
STOCKHOLDERS. HERC sold an aggregate of 3,240,000 shares of common stock in the fiscal quarter ended June 30, 1998 at $.31 per share. This amount represented about 30% of the current outstanding common stock immediately after the transaction. These shares were sold to finance the business in 1998. One year after the date of sale, these shares will become eligible for public sale without any registration statement. As a result there may be an adverse impact on the price and liquidity of the common stock in the public market because of the volume of their possible sale.

EFFECT OF OUTSTANDING OPTIONS AND WARRANTS ON MARKET PRICE AND LIQUIDITY. HERC has issued options and warrants to purchase 6,210,382 shares of common stock. Of that number, 3,214,902 shares are subject to warrants that expire on April 3, 1999 and are exercisable at $2.00 per share. Of the remaining options and warrants after April 3, 1999, about 30% of them have a purchase price per share at less than the current market price of the common stock and are currently exercisable and may be sold in the public market. The existence of the options and warrants may have an adverse impact on the price and liquidity of the common stock in the public market because of the overhang they create. Also, the issuance of these shares at prices below the market price will result in dilution to current shareholders.

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